EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

IAM Members Ratify Labor Agreement For AK Steel Middletown Works

West Chester, OH, March 13, 2018-AK Steel (NYSE: AKS) said today that members of the International Association of Machinists and Aerospace Workers (IAM) Local 1943 have ratified a two year labor agreement covering about 1,730 hourly employees at the company’s Middletown, Ohio facility. AK Steel said that the contract was ratified in voting held on March 12, 2018. The new agreement will be effective until March 15, 2020.
“We are pleased to have reached an agreement at Middletown Works ahead of the expiration date,” said Roger K. Newport, Chief Executive Officer of AK Steel. “The new agreement provides a competitive labor contract that advances the interests of our employees and the company.”
Middletown Works is an integrated steel operation with carbon steel melting, casting, hot and cold rolling, and finishing operations to produce a number of carbon and stainless steels for the automotive and other industries.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,200 employees at manufacturing operations across seven states (Alabama, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia), as well as in Canada and Mexico. Additional information about AK Steel is available at www.aksteel.com.

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